Exhibit 99.1
Spherix’s Patent Litigation Against VTech and Uniden Both Assigned to Judge Participating in the Federal Patent Pilot Program; Spherix Sees Shorter Time to Resolution

TYSONS CORNER, VA--(Marketwired – Spherix 16, 2013) - Spherix Incorporated (NASDAQ: SPEX), today announced that its patent infringement litigations against both VTech and Uniden were assigned to the same Federal District Judge and will both be part of the Federal Patent Pilot Program established by Congress.  Spherix anticipates shorter time to trial due to these developments.

Under the Congressionally created Patent Pilot Program, fourteen U.S. District Courts, including the Northern District of Texas where Spherix filed lawsuits against VTech and Uniden,  receive additional federal resources designed to enhance the courts’ expertise in complex patent litigation and increase judicial efficiency in handling patent cases.  The Chief Judge for the Western District of Pennsylvania and others have opined that the Patent Pilot Program decreases disposition times for cases participating in the Program.
Both Spherix cases are now before the Honorable Barbara M.G. Lynn, who is one of the judges participating in Program.

Spherix CEO Anthony Hayes stated, “Part of our decision on where to file these cases included the goal of involvement in the Patent Pilot Program.  As opined by many, we believe the Program will speed the time to trial.  We are eager to get our case before a jury.”

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company.  Spherix presently offers a diversified commercialization platform for protected technologies. The company continues to work on life sciences and drug development and presently is exploring opportunities in nutritional supplement products relying on its D-Tagatose natural sweetener as a GRAS ingredient.  Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Through its recently announced acquisition of several hundred patents issued to Harris Corporation Spherix intends to expand its activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations
Phone: (703) 992-9325
Email: info@spherix.com